Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated May 7, 2008

Toyota Motor Credit Corporation
Medium Term Notes, Series B - Floating Rate
Pricing Term Sheet

Issuer:			Toyota Motor Credit Corporation

Issuer Ratings:		Aaa/AAA

CUSIP:			89233PW93

Trade Date:		May 7, 2008

Settlement Date:  	May 12, 2008

Stated Maturity Date:	May 7, 2010

Principal Amount:	$400,000,000
(may be increased prior to the Settlement Date)

Interest:	The Notes will bear interest on each calendar day at
		a rate equal to the Federal Funds Open Rate for that day + 30 basis points.

The "Federal Funds Open Rate" means the rate for U.S.
dollar federal funds on the relevant Interest Determination
Date as displayed on Bloomberg Screen FEDSOPEN
<INDEX> or any other successor screen for determining
such rate available on Bloomberg. For the avoidance of doubt, the Federal Funds Open Rate on any Interest
Determination Date that is not a Business Day will equal the Federal Funds Open Rate applicable to the immediately preceding Business Day.

If the rate referred to above is not displayed on Bloomberg by 4:00 P.M. New York City time, on the relevant Interest
Determination Date, then the following procedures will apply:

(1) the Federal Funds Open Rate, for the relevant Interest Determination Date, will be the rate for that day displayed on Reuters Telerate page 5 under the heading "Federal Funds" and opposite the caption "Open", or any successor page for determining such rate available on Reuters Telerate, or

(2) if the rate referred to in clause (1) above is not displayed on Reuters Telerate by 4:00 P.M. New York City time, on the relevant Interest Determination Date, then the Federal Funds Open Rate, for the relevant Interest Determination Date, will be the rate for that day as displayed on Bloomberg Screen FEDSPREB <INDEX> or any successor screen for determining such rate available on Bloomberg, or

(3) if the rate referred to in clause (2) above is not displayed on Bloomberg by 4:00 P.M. New York City time, on the relevant Interest Determination Date, then the Federal Funds Open Rate, for the relevant Interest Determination Date, will be calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds, arranged before 9:00 A.M., New York City time, on the relevant Interest Determination Date, quoted by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the Calculation Agent, or

(4) if the Federal Funds Open Rate is not available from any of the foregoing sources, the Federal Funds Open Rate on the relevant Interest Determination Date will equal the Federal Funds Open Rate on the last day on which it was available.

Interest Payment Dates:  Quarterly, on the 7th of each
February, May, August and November, commencing
August 7, 2008 (short first coupon)

Interest Reset Dates:	Each calendar day

Interest Determination Dates: 	The same day as the related Interest
				Reset Date

Interest Rate Reset Cutoff:  Beginning two Business Days prior to each
			Interest Payment Date, the interest rate applicable for the remainder of the related interest period to but excluding the related Interest Payment Date shall be the Federal Funds Open Rate in effect on the second Business Day preceding the Interest Payment Date.

Issue Price:		100.00%

Underwriter's Discount
or Commission:		0.02%

Net Proceeds to Issuer:  $399,920,000

Day Count Convention:  	Actual/360

Business Day Convention:Following, adjusted

Business Days:	New York

Minimum Denominations:	$10,000 and $10,000 increments thereafter

Underwriter:	Deutsche Bank Securities Inc.

Calculation Agent:  Deutsche Bank Trust Company Americas

DTC Number:  #573

Note: A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time


This pricing term sheet supplements the prospectus supplement issued by Toyota Motor Credit Corporation on March 7, 2006 relating to its prospectus dated March 7, 2006. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them therein.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.